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As filed with the Securities Exchange Commission on November 23, 2001

Registration No. 333-68192

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
(Amendment No. 2)
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTERSPAN COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	93-1040330 (I.R.S. Employer Identification No.)

Suite 400, 7175 N.W. Evergreen Parkway
Hillsboro, Oregon 97124-5839
(503) 615-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

FRANK G. HAUSMANN, JR.
President and Chief Executive Officer
CenterSpan Communications Corporation
Suite 400, 7175 N.W. Evergreen Parkway
Hillsboro, Oregon 97124-5839
(503) 615-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
 DAVID S. MATHESON
SHANNON HARTWELL
Perkins Coie LLP
1211 SW Fifth Avenue, 15th Floor
Portland, Oregon 97204-3715
(503) 727-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2001

1,146,167 Shares

CENTERSPAN COMMUNICATIONS CORPORATION

Common Stock

    The shareholders of CenterSpan or its successors listed in the section titled "Selling Shareholders" below may offer for sale up to 1,146,167 shares of common stock at various times, including 650,135 shares issuable upon exercise of warrants to purchase shares of common stock.

    We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive proceeds from the exercise of each warrant equal to its exercise price. The exercise prices for the warrants range from $9.063 to $18.68 per share. If all the warrants are exercised, we will receive approximately $10.5 million in the aggregate.

    Our common stock trades on the Nasdaq National Market under the symbol "CSCC."

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

Per Share Price to Public	Total Proceeds to Selling Stockholders
$9.825	$11,261,090.00

    The "Per Share Price to Public" is estimated based on the average of the high and low sales prices for a share of CenterSpan's common stock as reported on the Nasdaq National Market System for November 21, 2001. CenterSpan will pay approximately $30,100 in expenses associated with registering these shares of common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2001.

TABLE OF CONTENTS

CENTERSPAN COMMUNICATIONS CORPORATION	2
RISK FACTORS	3
We are subject to the risk that our solutions will not be adopted by consumers and, therefore, we may not achieve or maintain profitability.	3
We incurred net losses in our software business of $9.5 million in 2000, $10.6 million in 1999 and $1.0 million 1998; continued losses may deplete our capital resources.	3
If we are not successful in selling our C-Star digital distribution service to several large customers, we may not be able to generate significant revenue, which could lead to continued operating losses.	3
If we do not successfully introduce a subscription version of the new Scour™ in a timely manner, we may not achieve anticipated revenues and profitability, which would continue to deplete our capital resources.	3
If we fail to secure access to popular music and video files, we may not be able to generate significant revenue through a subscription service, which could lead to continued operating losses.	3
If we fail to attract a significant number of subscribers to Scour™, we may not achieve anticipated subscription revenues, which could lead to continued operating losses.	4
If consumers are able to get music and video files for free from other services, we may not be able to achieve anticipated subscription revenue, which could lead to continued operating losses.	4
If we are unable to successfully develop new capabilities for C-star service, we may not be able to generate anticipated revenues, which could lead to continued operating losses.	4
If we are not able to compete effectively, we may not be able to generate anticipated subscription and service revenues, which could lead to continued operating losses.	4
If we lose key personnel, we may not be able to timely deploy products and services such as Scour™ and C-star, which may delay or decrease anticipated revenues and lead to continued operating losses.	5
If we are not able to attract and retain additional personnel we may not be able to timely deploy products and services such as Scour™ and C-star, which may delay or decrease anticipated revenues and lead to continued operating losses.	5
We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution.	5
If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated C-Star or Scour™ revenues, which could lead to continued operating losses.	6
We may need to access additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders.	6
If we are unable to protect our intellectual property, competitors may obtain access to proprietary information, which could have a material adverse impact on our subscription and licensing revenues.	6
Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations.	6

Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues.	7
The market price for our common stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment.	7
We may experience an adverse impact from future sales of our stock.	7
FORWARD-LOOKING INFORMATION	9
HOW TO OBTAIN MORE INFORMATION	9
USE OF PROCEEDS	10
SELLING SHAREHOLDERS	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	15
EXPERTS	15

CENTERSPAN COMMUNICATIONS CORPORATION

    CenterSpan was originally incorporated in 1990 as ThrustMaster, Inc., an Oregon corporation. We changed our name to CenterSpan Communications Corporation in October 1999.

    From our founding in 1990 through 1997, we were a leader in designing and marketing innovative PC game controller products. Our hardware business historically accounted for the bulk of our revenues and expenses. However, beginning in 1997, many of our larger competitors including Microsoft Corporation, Kensington (Gravis), Logitech International S.A., and InterAct Accessories, all of which had greater economies of scale, financial, technical and marketing resources than us, entered the game controller market, creating an extremely competitive environment characterized by declining prices and increased marketing costs. Our management determined that we could not achieve the economies of scale necessary to be profitable in the game controller market in the foreseeable future and concluded that we should sell the hardware business and invest the proceeds in our Internet community, collaboration and communication business. The hardware business was sold in July 1999 for $15 million in cash, subject to certain adjustments.

    Following the sale of the hardware business in 1999, we began developing and marketing peer-to-peer Internet communications and collaboration solutions.

    In the first two quarters of 2000, we released a beta version of our Internet communications software product, Socket™, which is based on three technologies developed by the Intel Architecture Labs. These technologies facilitate PC-to-PC text messaging and multi-point audio over the Internet, enabling communication and collaborative information sharing. The adoption rate of Socket™ was less than expected. We believe that was due primarily to a lack of open standards for communications between instant messaging products. We anticipated having more than 1 million registered Socket™ users by the end of 2000, but achieved fewer than 50,000. We believe that the future of Internet community, collaboration and communications will be driven by open, standards-based technology and solutions and that the failure to register users for Socket™ was caused by the lack of these standards. The revenue model for 2000 for the Socket™ product was based on expected affiliate fees to be received from e-commerce partners for sales of multi-player applications, such as video games, generated by comparison of capabilities of Socket™ users. Due to the low rate of adoption and use of the Socket™ product, we earned only $1 thousand in revenue from affiliate fees during 2000. We have discontinued all distribution efforts related to Socket™.

    We have launched a next generation peer-to-peer digital distribution channel, C-star, which enables members to search and enjoy content, such as music and video files, in a secure and legal environment. We began beta testing C-star through an implementation in the new Scour™ in March 2001. We expect to begin receiving revenues from a paid subscription version of Scour™ and from C-star transaction-based service provider revenues in the fourth quarter of 2001 and the first quarter of 2002.

    Our principal executive offices are located at 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839. Our main telephone number is (503) 615-3200.

RISK FACTORS

We are subject to the risk that our solutions will not be adopted by consumers and, therefore, we may not achieve or maintain profitability.

    We commenced our software business in mid-1998. Accordingly, we have a limited operating history with which you can evaluate our current business and prospects. Our business is new and will not be successful unless consumers adopt wide usage of our products and services and revenues are generated from customers and e-commerce partners. We derived insignificant revenues from the Socket product and are no longer developing or promoting it. We have only begun beta testing the C-star through new Scour™. Although we have received significant interest in the free beta test program with over 700,000 pre-registered beta testers, the number of free beta users that can be converted to paying subscribers is unknown. In addition, our prospects must be considered in light of the risks and uncertainties encountered by early stage companies in new and rapidly evolving markets such as the Internet digital distribution markets.

We incurred net losses in our software business of $9.5 million in 2000, $10.6 million in 1999 and $1.0 million 1998; continued losses may deplete our capital resources.

    We have derived insignificant revenues from our software business and have incurred substantial net losses in every quarter since we began our software operations. We cannot predict when, if ever, we will achieve profitability. In addition, we plan to increase our operating expenses to implement our peer-to-peer digital distribution channel through increased staffing and organizational expenses, marketing costs, capital expenditures and other expenses. As a result, we expect to incur significant operating losses on a quarterly and annual basis for the foreseeable future. Continued losses would impair our capital resources, which in turn may require that we raise additional capital or curtail our business activities.

If we are not successful in selling our C-Star digital distribution service to several large customers, we may not be able to generate significant revenue, which could lead to continued operating losses.

    Our revenue expectations include significant transaction-based service provider revenue to be received from customers of the C-Star digital distribution service. If we are not successful in selling our C-Star digital distribution service to several large customers, we may not be able to generate significant revenue, which could lead to continued operating losses.

If we do not successfully introduce a subscription version of the new Scour™ in a timely manner, we may not achieve anticipated revenues and profitability, which would continue to deplete our capital resources.

    The beta version of the new Scour™ that was released at the end of March 2001 is free to the public. We expect to launch a fee-based subscription service in the second half of 2001. Additional development is now underway to integrate the credit card financial clearing capabilities necessary for a subscription service.

If we fail to secure access to popular music and video files, we may not be able to generate significant revenue through a subscription service, which could lead to continued operating losses.

    Our revenue models for 2001 and 2002 are based in large part on subscription fees from the new Scour™ file sharing network. We have only established a limited number of digital distribution content provider alliances with smaller independent labels and studios for music and video files for the beta test. If we fail to secure access to popular music and video files from more than one major music label or movie studio, we may not be able to generate significant revenue through a subscription service.

If we fail to attract a significant number of subscribers to Scour™, we may not achieve anticipated subscription revenues, which could lead to continued operating losses.

    On-line subscription services for music and video are new and have not been proven either in a peer-to-peer structure such as C-star and Scour™, or using other structures like server-based streaming or server-based downloading.

If consumers are able to get music and video files for free from other services, we may not be able to achieve anticipated subscription revenue, which could lead to continued operating losses.

    In March 2001, the largest Internet file sharing network, Napster, was ordered by a federal court to block the exchange of copyrighted music identified by the music labels. Third-party surveys of Napster and other free peer-to-peer exchange users indicate a willingness to pay for digital music files on a subscription basis by a majority of the users if the files are not available for free. The record industry and the motion picture industry continue to attack several forms of illegal exchange of copyrighted files. If innovative software providers are able to develop alternative technologies for free file sharing, it may be difficult to attract and retain paying subscribers for the new Scour™.

If we are unable to successfully develop new capabilities for the C-star service, we may not be able to generate anticipated revenues, which could lead to continued operating losses.

    We believe that the C-star search and peer-to-peer file sharing technology, which is the basis of Scour™, can be applied in vertical markets in addition to media and entertainment. We are pursuing a service provider, transaction-based licensing strategy to generate revenue from the use of the C-star digital distribution channel. If we are unable to develop new capabilities for the C-star service, we may not achieve anticipated revenues or profitability.

If we are not able to compete effectively, we may not be able to generate anticipated subscription and service revenues, which could lead to continued operating losses.

    The Internet digital distribution business is competitive and many of our competitors may have greater resources and experience than CenterSpan. We expect competition to increase in the future. Our principal competitors include Internet music distributors that use digital download, peer-to-peer or streaming technologies, such as MP3.com, Napster, Liquid Audio, Duet and Real Networks, music labels and movie studios, as well as providers of digital distribution services and software such as MusicNet and RioPort. Many of our current and future competitors may have advantages over us, including:

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  Longer operating histories;

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  Larger customer bases;

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  Substantially greater financial, technical, sales and marketing resources;

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  Greater name recognition; and

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  The ability to more easily provide a comprehensive software solution.

    Our current and potential competitors may establish cooperative relationships among themselves or with third parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our ability to generate subscription and licensing revenue would suffer.

If we lose key personnel, we may not be able to timely deploy products and services such as Scour™ and C-star, which may delay or decrease anticipated revenues and lead to continued operating losses.

    Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our ability to timely deploy services and products such as the Scour™ and C-star, which may delay or decrease anticipated revenues and profitability. Our employees are employed on an "at will" basis and could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees.

If we are not able to attract and retain additional personnel we may not be able to timely deploy products and services such as Scour™ and C-star, which may delay or decrease anticipated revenues and lead to continued operating losses.

    Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our ability to timely deploy services and products such as Scour™ and C-star, which may delay or decrease anticipated revenues and profitability. The competition for qualified personnel in the software markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire engineers with high levels of experience in designing and developing software in time-pressured environments. There are a limited number of qualified engineers in our geographic location, resulting in intense competition for their services.

We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution.

    A component of our growth strategy is to selectively acquire complementary companies, products or technologies, such as our acquisition of certain assets of Scour, Inc. We may not be successful in integrating certain assets of Scour, Inc. or completing and integrating any future acquisitions. In addition, we may not be able to complete acquisitions on terms acceptable to us. We have limited experience with completing and integrating acquisitions as a team. Our failure to effectively integrate any acquired businesses could adversely affect us. In connection with any acquisitions, we could:

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  Issue stock that would dilute our current shareholders' percentage ownership;

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  Incur debt and assume liabilities, which may increase our leverage and cash required to service debt; and

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  Incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs.

    Future acquisitions could also pose numerous additional risks to our operations, including:

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  Problems integrating the purchased operations, technologies or products;

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  Unanticipated costs;

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  Diversion of management's attention from our core business;

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  Adverse effects on existing business relationships with strategic partners and customers;

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  Entering markets in which we have no or limited prior experience; and

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  Potential loss of key employees, particularly those of the purchased organization.

If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated C-star or Scour™ revenues, which could lead to continued operating losses.

    We began beta testing the C-star infrastructure in March 2001, utilizing an initial computer infrastructure that we expect to be capable of supporting several hundred thousand registered users. To support a combined C-star and Scour™ service that could have more than a million subscribers, we intend to hire additional management resources with experience in this area and increase the size and capacity of our computer infrastructure. If we are unsuccessful in hiring additional management resources with experience in this area or if we are unable to successfully increase the capacity of our computer systems, we may be unable to support enough subscribers to achieve anticipated revenues or profitability.

We may need to access additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders.

    We believe that available funds will be adequate to meet our anticipated cash needs during the next 12 months. However, additional capital beyond the amounts currently forecast by us may be required and may not be available on reasonable terms, if at all. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt, and limit funds available for working capital, capital expenditures, and general corporate purposes. Any of these results could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of our common stock.

If we are unable to protect our intellectual property, competitors may obtain access to proprietary information, which could have a material adverse impact on our subscription and licensing revenues.

    We regard elements of the C-star digital distribution channel as proprietary and are attempting to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation could have a material adverse effect on our subscription and licensing revenues. New patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our services and products are used. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations.

    In addition to the technology we have developed internally, we also have acquired or licensed technologies from other companies including Microsoft and Intel. Our internally developed technology or the technology we acquired or licensed may infringe on a third party's intellectual property rights and third parties may bring claims against us alleging infringement of their intellectual property rights. Any infringement or claim of infringement could have a material adverse effect on our business, resulting in suspension of revenue generating activities or the payment of cash.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These potential claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Any litigation involving intellectual property, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

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  Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

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  Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

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  Redesign those products or services that incorporate the technology at issue.

Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues.

    Our software may contain undetected errors or "bugs" when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our software has been installed and used by customers. These undetected errors may relate to components supplied to us. Our products are complex as a result of factors including:

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  Advanced functionality;

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  The diverse operating environments in which the products may be deployed;

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  The multiple versions of our products that will need to be supported for diverse operating platforms and standards.

    The complexity of our products increases the likelihood that they may contain errors when introduced. Problems encountered by customers or software recalls could materially adversely affect our ability to attract and retain subscription customers for Scour™ or decrease the likelihood that potential customers will purchase C-star services.

The market price for our common stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment.

    The market price of CenterSpan's common stock could decline due to the impact of any of the following factors:

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  Variations in our actual and anticipated operating results;

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  Changes in our earnings estimates by analysts;

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  Our failure to meet analysts' performance expectations; and

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  Lack of liquidity.

    In addition, the stock markets have recently experienced price and volume volatility that has affected stock prices for many companies in the technology sector. General stock market trends may continue to be negative for this sector and this may adversely affect the market price of our common stock even though our business prospects may be good.

We May Experience an Adverse Impact From Future Sales of Our Stock

    Sales of substantial amounts of our common stock in the public market by existing stockholders or holders of options or warrants could cause the price of the common stock to go down.

    As of August 20, 2001, 3,197,604 shares of common stock were subject to outstanding stock options under our stock option plans at a weighted average exercise price of approximately $12.64 per share. As of August 20, 2001, 1,185,939 shares were issuable upon exercise of outstanding warrants at a weighted average exercise price of $16.79 per share.

    We have filed registration statements on Forms S-8 under the Securities Act to register for resale a total of 6,010,000 shares of common stock under our stock option plans, 4,566,337 of which have not yet been issued and are reserved for issuance under our stock option plans. In addition to the 1,146,167 shares of common stock being registered in this prospectus, an additional 3,188,309 shares are registered on another registration statement on Form S-3 under the Securities Act, approximately 1,842,471 shares are held by shareholders with demand registration rights and approximately 3,241,487 shares are freely tradable under the federal securities laws subject to volume limitations under Rule 144 or are freely tradable under the federal securities laws to the extent they are not held by our affiliates or are not subject to certain contractual volume restrictions.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the then outstanding shares of the issuer's common stock, and

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  the average weekly trading volume during the four calendar weeks preceding such sale provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements.

    A person who:

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  is not an affiliate,

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  has not been an affiliate within three months prior to sale, and

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  has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

FORWARD-LOOKING INFORMATION

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," estimate," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. CenterSpan is a venture stage company. The company's peer-to-peer Internet content distribution channel is a new business in an emerging and rapidly evolving market. Specific statements regarding the timely launch of content distribution services such as C-star and Scour™, new products, content acquisition, number of registered users, closing of new equity financing, new business opportunities, a new revenue model and potential earnings leverage are forward-looking statements. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section titled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.

HOW TO OBTAIN MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any of our filed documents at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's Web Site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its Web Site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1.
  CenterSpan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  2.
  CenterSpan's Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

  3.
  The description of our common stock in CenterSpan's (fka ThrustMaster, Inc.) Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description;

  4.
  All other documents filed by CenterSpan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

    You may obtain copies of these documents, other than exhibits, free of charge by contacting CenterSpan's corporate secretary at our principal offices, which are located at 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839, telephone number (503) 615-3200.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

    CenterSpan will receive proceeds upon the cash exercise, if any, of warrants held by certain selling shareholders. We have not been advised when or whether the holders of warrants intend to exercise their warrants. The amount of proceeds we receive, if any, will depend on whether any warrants are exercised and whether the exercise price is paid in cash. After the deduction of offering expenses being paid by us, any remaining proceeds from the exercise of the warrants will be used for general corporate purposes. We will not receive any proceeds from sales of shares by the selling shareholders.

SELLING SHAREHOLDERS

    The following table sets forth information as of August 2001 regarding the selling shareholders and the number of shares of our common stock that may be offered by this prospectus. A total of 1,146,167 shares of common stock may be sold pursuant to this prospectus on exercise of the warrants. The warrants were privately issued by CenterSpan to 14 persons or entities in connection with a variety of transactions, including as compensation for capital raising services. All of the warrants expire by December 2005. The weighted average exercise price of the warrants is $16.15 per share.

    "Beneficial Owner" is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally means any person who directly, or indirectly, has or shares voting or investment power with respect to a security. A person will be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security.

    "Number of Shares Registered for Sale" includes shares that may be sold by means of this prospectus. However, in some cases these shares may instead be sold pursuant to Rule 144 under the Securities Act and in some cases may not be sold at all during the time this prospectus may be used for sales. See the section titled "Plan of Distribution."

    The number and percentage of shares of common stock listed in the following table for any shareholder is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a shareholder is deemed to own by having the right to acquire such shares upon exercise of an option or a warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

    The information under the column titled "Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold and the shareholder does not sell shares other than those listed in the column or purchase additional shares except upon exercise of outstanding options or warrants.

					Shares of Common Stock Beneficially Owned After the Offering
	Number of Shares of Common Stock Beneficially Owned Prior to Offering
Selling Shareholder				Number of Shares Registered for Sale	Number of Shares	Percentage of Class
AIG SoundShore Private Investors Holding Fund Ltd.(1)	Shares: Warrants:	12,500 12,500		12,500 12,500	0	0
AIG SoundShore Holdings Ltd.(1)	Shares: Warrants:	12,500 12,500		12,500 12,500	0	0
AIG SoundShore Strategic Holding Fund Ltd.(1)	Shares: Warrants:	12,500 12,500		12,500 12,500	0	0
AIG SoundShore Opportunity Holding Fund Ltd.(1)	Shares: Warrants:	12,500 12,500		12,500 12,500	0	0
Ram Capital Resources, LLC(2)	Shares: Warrants	0 35,529		0 17,841	17,688	*
Steelhead Investments Ltd.(3)	Shares: Warrants:	89,206 71,365		89,206 71,365	0	0
Strong River Investments, Inc.(4)	Shares: Warrants:	148,609 160,343		133,809 133,809	41,334	*
Sawtooth Partners L.P.(5)	Shares: Warrants:	1,008,797 89,207	(6)	89,207 89,207	919,590	10.4%
Baltic Securities Limited(7)	Shares: Warrants:	66,905 66,905		66,905 66,905	0	0
Brett T. Flynn	Shares: Warrants:	500 5,000	(8)	0 5,000	500	*
Eleanor M. Harvey	Shares: Warrants:	0 9,000		0 9,000	0	0
Kathleen F. Heine	Shares: Warrants:	100 9,000	(9)	0 9,000	100	*
George B. Lucas	Shares: Warrants:	2,130 99,004	(10)	0 99,004	2,130	*
Russell J. Lucas	Shares: Warrants:	1,800 99,004	(11)	0 99,004	1,800	*
CB (Berkman) Capital III LLC(12)	Shares: Warrants:	39,765 0		39,765 0	0	0
Mohr, Davidow Ventures VI, L.P.(13)	Shares: Warrants:	18,033 0		18,033 0	0	0
Stoel Rives LLP(14)	Shares: Warrants:	2,500 0		2,500 0	0	0
Supertracks.com, Inc.(15)	Shares: Warrants:	6,607 0		6,607 0	0	0

*
Less than 1%.

(1)
DKR Management Company, Inc., the Investment Manager to AIG SoundShore Holdings Ltd., AIG SoundShore Opportunity Holding Fund Ltd., AIG SoundShore Strategic Holding Fund Ltd., and AIG SoundShore Private Investors Holding Fund Ltd., has entered into an advisory services agreement with Basso Securities Ltd., under which Basso acts as the portfolio manager to the funds. Under such advisory services agreement, Basso is granted authority and responsibility for directing the investment and reinvestment of the funds' assets. Howard Fischer, the president of Basso, is designated as its principal.

(2)
Voting control over securities held by Ram Capital Resources, LLC is shared between Michael Fein and Stephen Saltzstein, as officers of Ram Capital Resources, LLC.

(3)
HBK Investments L.P. has voting control over securities held by Steelhead Investments Ltd. pursuant to an investment management agreement. Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting control over such securities as members of HBK Management LLC, which is the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P.

(4)
Cavallo Capital Corp. has voting control over securities held by Strong River Investments, Inc. pursuant to an investment management contract. Avi Vigder, as president of Cavallo Capital Corp., exercises such voting control.

(5)
Voting control over securities held by Sawtooth Partners LP is shared between Bart Blout and George Brandon, as officers and shareholders of Sawtooth, Inc., which is the sole general partner of Sawtooth Capital Management, LP, which is the sole general partner of Sawtooth Partners LP.

(6)
Includes 869,590 shares of common stock and an option to purchase 50,000 shares of common stock beneficially owned by Sawtooth Capital Management, L.P., a registered investment adviser and general partner of Sawtooth Partners L.P., and its affiliates and controlling persons. Sawtooth Capital Management, L.P., Sawtooth Partners L.P. and their affiliates and controlling persons disclaim beneficial ownership of such shares for purpose of Section 16 of the Securities Exchange Act of 1934 except to the extent of their respective pecuniary interests in such shares.

(7)
Voting control over securities held by Baltic Securities Limited is shared between John King and Arlene Cleare, as shareholders, directors and officers of Baltic Securities Limited.

(8)
Consists of shares of common stock held in Mr. Flynn's 401(k) retirement account.

(9)
Consists of shares of common stock held in Ms. Heine's 401(k) retirement account.

(10)
Includes 100 shares of common stock held in Mr. Lucas's 401(k) retirement account and 2,030 shares of common stock held in a trust for which Mr. Lucas is a trustee and the named beneficiary.

(11)
Includes 1,400 shares of common stock held jointly with Mr. Lucas's wife, 200 shares of common stock held in Mr. Lucas's Individual Retirement Account and 200 shares of common stock held in his 401(k) retirement account.

(12)
Voting control over securities held by CB (Berkman) Capital III LLC is exercised by CBC III, Inc., its sole managing member. Craig L. Berkman is the sole shareholder and director of CBC III, Inc.

(13)
Voting control over securities held by Mohr, Davidow Ventures VI, L.P. is shared among Jonathan D. Feiber, Nancy J. Schoendorf, George Zachary, Robert C. Chaplinksy and Moez R. Virani, the members of its general partner, Sixth MDV Partners.

(14)
Voting control over securities held by Stoel Rives LLP is shared among its 191 partners.

(15)
Voting control over securities held by Supertracks.com, Inc. is shared among Charles Jennings, Craig L. Berkman and Mohr, Davidow Ventures VI L.P., who, collectively, own a majority of the shares of the Supertracks.com, Inc. Please see note 13 regarding voting control over securities held by Mohr, Davidow Ventures VI, L.P.

    None of the selling shareholders has had any material relationship with CenterSpan within the past three years other than as a shareholder or as a holder of warrants to purchase shares of the common stock offered by this prospectus.

    In August 1999, December 2000, and February 2001, CenterSpan issued warrants to purchase an aggregate of 200,000 shares of common stock offered by this prospectus to Mr. Flynn, Ms. Harvey, Ms. Heine, Mr. Lucas and Mr. Lucas, all of whom are employed by First Montauk Securities Corp., a registered broker-dealer, as a finder's fee in connection with the sale of common stock to an investor.

    In June 2001, eight investment funds (AIG SoundShore Private Investors Holdings Fund Ltd., AIG SoundShore Holdings Ltd., AIG SoundShore Strategic Holding Fund Ltd., AIG SoundShore Opportunity Holding Fund Ltd., Steelhead Investments Ltd., Strong River Investments, Inc., Sawtooth Capital, LLC and Baltic Securities Limited) purchased from CenterSpan, pursuant to Unit Purchase Agreements, an aggregate of 429,127 shares of the common stock offered by this prospectus for an aggregate purchase price of approximately $6.4 million, or $11.21 per share. In connection with this purchase, the investment funds also received warrants to purchase an aggregate of 429,127 shares of the common stock offered by this prospectus. In addition, CenterSpan issued warrants to purchase an aggregate of 21,008 shares of the common stock offered by this prospectus to George B. Lucas and Russell J. Lucas, both of whom are employed by First Montauk Securities Corp., a registered broker-dealer, as a finder's fee in connection with the sale of these securities.

    On August 16, 2001, pursuant to an Asset Purchase Agreement, dated as of August 3, 2001, we acquired certain assets of Supertracks.com, Inc. The assets purchased consisted of certain intellectual property. The purchase price for the assets was 66,905 shares of our common stock, which are offered by this prospectus. For this purpose, the common stock consideration was valued in the aggregate at $750,005, or $11.21 per share.

    The issuances of the shares and the warrants to the selling shareholders were not registered under the Securities Act of 1933. Each selling shareholder has represented that such selling shareholder acquired the shares or warrants for such selling shareholder's own account, for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or applicable exemptions. We have agreed to file the registration statement to register the resale of the shares of our common stock issued to the selling shareholders and the shares issuable upon exercise of the warrants, to use commercially reasonable efforts to have the registration statement declared effective and to maintain the effectiveness of the registration statement for up to five years.

PLAN OF DISTRIBUTION

    We are registering the shares of our common stock offered by this prospectus on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares offered by this prospectus:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

    The selling shareholders may effect short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.

    The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

    If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  any applicable commissions paid or discounts or concessions allowed to such broker-dealer;

  •
  that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

    In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus to disclose information about that donee or pledgee.

    Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.

    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M of the Securities Exchange Act of 1933 may restrict their sales in the market.

    We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify the selling shareholders against liabilities based on any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or on any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.

    We cannot guarantee that the selling shareholders will sell any or all of the shares.

LEGAL MATTERS

    Perkins Coie LLP, Portland, Oregon, has opined as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.

EXPERTS

    The financial statements of CenterSpan Communications Corporation and its subsidiaries as of and for the years ended December 31, 1999 and 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999, financial statements contains an explanatory paragraph that states the company reclassified $2.5 million as research and engineering expense in 1999 due to the correction of an error in the application of an accounting principle.

    The financial statements for the year ended December 31, 1998 incorporated in this prospectus by reference to CenterSpan Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of CenterSpan may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

1,146,167 Shares
CENTERSPAN COMMUNICATIONS CORPORATION
Common Stock

Prospectus

November 23, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates, except for the SEC registration fee. The selling shareholders will pay any selling commissions and fees and stock transfer taxes.

Amount
SEC registration fee	$3,050.24
Legal fees and expenses*	$15,000.00
Accounting fees and expenses*	$12,000.00
Miscellaneous fees and expenses*	$49.76

Total*	$30,100.00

*
Estimated

Item 15.  Indemnification of Directors and Officers

    As an Oregon corporation, the Registrant is subject to the Act. Pursuant to Section 60.047(2)(d) of the Act, Article X of the Registrant's Articles of Incorporation (Exhibit 4.1 hereto) eliminates the liability of the Registrant's directors to the Registrant or its shareholders, except for any liability related to (1) any breach of the duty of loyalty to the Registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) any distribution that is unlawful under the Act; or (4) any transaction from which the director derived an improper personal benefit.

    Sections 60.391 and 60.407(2) of the Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Under Sections 60.401 and 60.407(1) of the Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in Section 60.391 of the Act or was adjudged liable to the corporation.

    Section 60.414 of the Act also provides that the statutory indemnification provisions are not exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation, bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Registrant's Amended and Restated Bylaws require indemnification of directors and officers of the Registrant to the fullest extent not prohibited by law.

II–1

Item 16.  Exhibits

Exhibit No.	Description
4.1(1)	Description of the Registrant's Capital Stock contained in the Articles of Incorporation, as amended.
4.2(2)	Description of the Rights of Security Holders contained in the Amended and Restated Bylaws.
4.3(1)	Form of Certificate for Shares of Common Stock.
4.4(3)	Common Stock Purchase Agreement, dated as of August 6, 1999, between CenterSpan and Peter R. Kellogg.
4.5(3)	Form of Warrant issued to Lucas Capital Management.
4.6(4)	Common Stock Purchase Agreement dated as of December 18, 2000, between CenterSpan and Peter R. Kellogg.
4.7(4)	Form of Common Stock Purchase Warrant.
4.8(5)	Form of Unit Purchase Agreement between CenterSpan and Investors dated June 2001.
4.9(5)	Form of Common Stock Purchase Warrant Agreement between CenterSpan and Investors dated June 2001.
4.10(6)	Asset Purchase Agreement between CenterSpan and Supertracks.com, Inc. dated August 3, 2001.
4.11(6)	Agreement among CenterSpan, Supertracks.com, Inc., CB (Berkman) Capital III LLC, Mohr, Davidow Ventures VI, L.P. and Stoel Rives LLP dated August 3, 2001.
5.1(6)	Opinion of Perkins Coie LLP, counsel to CenterSpan, regarding the legality of the Common Stock.
23.1(6)	Consent of KPMG LLP, independent auditors.
23.2(6)	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3(7)	Consent of Perkins Coie LLP.
24.1(6)	Power of Attorney (included on signature pages hereof).

(1)
Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(2)
Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

(3)
Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(4)
Incorporated by reference to the appendix to the Registrant's Definitive Proxy Statement filed on Schedule 14A on January 31, 2001.

(5)
Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(6)
Previously filed.

II–2

(7)
Contained in Exhibit 5.1.

Item 17.  Undertakings

      a.  The undersigned registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on November 23, 2001.

CENTERSPAN COMMUNICATIONS CORPORATION
By:	/s/ FRANK G. HAUSMANN, JR. Frank G. Hausmann, Jr. Chief Executive Officer and Chairman of the Board

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 23, 2001.

*/s/ FRANK G. HAUSMANN, JR. Frank G. Hausmann, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
*/s/ MARK CONAN Mark Conan	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
*/s/ DAVID BILLSTROM David Billstrom	Director
*/s/ GEN. MERRILL A. MCPEAK Gen. Merrill A. McPeak	Director
*/s/ JEROME M. MEYER Jerome M. Meyer	Director
*/s/ LEE E. MIKLES Lee E. Mikles	Director
*/s/ G. GERALD PRATT G. Gerald Pratt	Director
*By:	/s/ FRANK G. HAUSMAN, JR. Frank G. Hausman, Jr.	Attorney-in-Fact

S–1

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Description of the Registrant's Capital Stock contained in the Articles of Incorporation, as amended.
4.2(2)	Description of the Rights of Security Holders contained in the Amended and Restated Bylaws.
4.3(1)	Form of Certificate for Shares of Common Stock.
4.4(3)	Common Stock Purchase Agreement, dated as of August 6, 1999, between CenterSpan and Peter R. Kellogg.
4.5(3)	Form of Warrant issued to Lucas Capital Management.
4.6(4)	Common Stock Purchase Agreement dated as of December 18, 2000, between CenterSpan and Peter R. Kellogg.
4.7(4)	Form of Common Stock Purchase Warrant.
4.8(5)	Form of Unit Purchase Agreement between CenterSpan and Investors dated June 2001.
4.9(5)	Form of Common Stock Purchase Warrant Agreement between CenterSpan and Investors dated June 2001.
4.10(6)	Asset Purchase Agreement between CenterSpan and Supertracks.com, Inc. dated August 3, 2001.
4.11(6)	Agreement among CenterSpan, Supertracks.com, Inc., CB (Berkman) Capital III LLC, Mohr, Davidow Ventures VI, L.P. and Stoel Rives LLP dated August 3, 2001.
5.1(6)	Opinion of Perkins Coie LLP, counsel to CenterSpan, regarding the legality of the Common Stock.
23.1(6)	Consent of KPMG LLP, independent auditors.
23.2(6)	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3(7)	Consent of Perkins Coie LLP.
24.1(6)	Power of Attorney (included on signature pages hereof).

(1)
Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

(2)
Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

(3)
Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(4)
Incorporated by reference to the appendix to the Registrant's Definitive Proxy Statement filed on Schedule 14A on January 31, 2001.

(5)
Incorporated by reference to the exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(6)
Previously filed.

(7)
Contained in Exhibit 5.1.

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TABLE OF CONTENTS
CENTERSPAN COMMUNICATIONS CORPORATION
RISK FACTORS
FORWARD-LOOKING INFORMATION
HOW TO OBTAIN MORE INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX